EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form N-2 (File No. 333-293349) of Prospect Capital Corporation of our report dated August 10, 2026 relating to the consolidated financial statements of National Property REIT Corp. as of December 31, 2025 and 2024 and for the years then ended, appearing in the Annual Report on Form 10-K of Prospect Capital Corporation for the year ended June 30, 2026.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
August 20, 2026